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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" included in the proxy statement-prospectus of SpeedFam-IPEC, Inc. that is made a part of the Registration Statement (Amendment No. 1 to Form S-4) and Prospectus of Novellus Systems, Inc. for the registration of 7,521,456 shares of its common stock and to the incorporation by reference therein of our report dated January 20, 2002, with respect to the consolidated financial statements and schedule of Novellus Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
October 3, 2002